UNITED STATES


                       SECURITIES AND EXCHANGE COMMISSION


                              Washington D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) February 14, 2005


                                  TECHALT, INC.


             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

                                    000-27867
                            (Commission File Number)

                                   87-0533626
                        (IRS Employer Identification No.)

                         3311 N. Kennicott Ave., Suite A
                           Arlington Heights, IL 60004
               (Address of principal executive offices)(Zip Code)

                                 (847)  870-2601  Company's   telephone  number,
                 including area code


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___]     Written  communications  pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[___]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[___]     Pre-commencement  communications  pursuant  to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[___]     Pre-commencement  communications  pursuant  to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

                                EXPLANATORY NOTE

On December 15, 2004, pursuant to an Agreement and Plan of Merger by and among TechAlt, Inc., a Nevada corporation (the "Company"), TechAlt Acquisitions, Inc., a Nevada corporation (the "Merger Sub"), Technology Alternatives, Inc., an
Illinois corporation ("TAI"), James E. Solomon ("Solomon") and Paul Masanek ("Masanek"), the Merger Sub was merged with and into TAI, with TAI becoming a wholly-owned subsidiary of the Company (the "Merger"). This amendment to Current Report on Form 8-K dated December 21, 2004, is being filed to provide the financial statements and pro forma financial information of TAI.

Section 9 - Financial Statements and Exhibits

      Item 9.01 Financial Statements and Exhibits

(a)   Financial statements of businesses acquired.

      Report of Independent Registered Public Accounting Firm

      Balance Sheets September 30, 2004 (unaudited) and December 31, 2003

      Statements of Operations for the Year ended December 31, 2003 and from January 29, 2002 (inception) to December 31, 2002, and the nine months ended September 30, 2003 (unaudited) and September 30, 2004 (unaudited)

      Statement of Cash Flows for the Year ended December 31, 2003 and from January 29, 2002 (inception) to December 31, 2002, and the nine months ended September 30, 2003 (unaudited) and September 30, 2004 (unaudited)

      Statement of Changes in Stockholders' Deficit from January 29, 2002 (inception) to December 31, 2002, year ended December 31, 2003 and nine months ended September 30, 2004 (unaudited).

      Notes to Financial Statements

(b)   Pro Forma Financial Information

      Unaudited Pro Forma condensed consolidated financial information

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TECHALT, INC.
                                           (Company)

                                       /s/ David M. Otto
                                       -----------------------------------------
                                       By: David M. Otto
                                       Its: Secretary

                                       Date: February 14, 2005

(a)   Financial statements of businesses acquired.

                          TECHNOLOGY ALTERNATIVES, INC.
             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders'
Technology Alternatives, Inc.

We have audited the accompanying balance sheet at December 31, 2003, and the related statements of operations, changes in stockholders' deficit, and cash flows for the year ended December 31, 2003 and the period January 29, 2002 (inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Technology Alternatives, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2003 and the period January 29, 2002 (inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses including a loss in 2003 of $686,258, cash used in operations of $608,648, has current liabilities in excess of current assets and a stockholders' deficit of $1,201,314 at December 31, 2003. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



SALBERG & COMPANY, P.A.
Boca Raton, Florida
January  17, 2005

                          TECHNOLOGY ALTERNATIVES, INC.
                                 BALANCE SHEETS

                                                                         December 31,     September 30,
                                                                            2003              2004
                                                                         -----------       -----------
                                                                                           (unaudited)
Current assets
  Accounts receivable                                                    $    10,125       $    90,159
  Prepaid expenses and other current assets                                    1,530                --
                                                                         -----------       -----------
                               Total current assets                           11,655            90,159

Equipment, net of accumulated depreciation                                    16,987            28,140
                                                                         -----------       -----------

                 Total Assets                                            $    28,642       $   118,299
                                                                         ===========       ===========

Current liabilities
  Excess of checks issued over bank balance                              $    13,136       $    54,186
  Accounts payable                                                            88,603           138,823
  Payable to TechAlt, Inc.-related party in 2004                                  --           226,650
  Accounts payable to affiliate of shareholder                               448,359           651,711
  Advances payable to affiliate of shareholder                               554,518           554,518
  Advances payable to officer                                                103,749           153,295
  Convertible debentures                                                          --           100,000
  Accrued legal fees                                                              --           211,953
  Accrued liabilities                                                         21,591            43,073
                                                                         -----------       -----------
                  Total current liabilities                                1,229,956         2,134,209
                                                                         -----------       -----------
Commitments (Notes 5,6 and 9)

Stockholder's Deficit
  Preferred Stock, $0.001 par value, 100,000,000 authorized, none
    Issued and outstanding                                                        --                --
  Common stock and additional paid-in capital, $0.001 par value,
    500,000,000 shares authorized, 9,544,000 issued and outstanding            9,544             9,544
  Additional paid in capital                                                  (8,544)           (8,544)
  Accumulated deficit                                                     (1,202,314)       (2,016,910)
                                                                         -----------       -----------
     Total stockholders' deficit                                          (1,201,314)       (2,015,910)
                                                                         -----------       -----------
                 Total Liabilities and Stockholder's Deficit             $    28,642       $   118,299
                                                                         ===========       ===========

                 See accompanying notes to financial statements.

                          TECHNOLOGY ALTERNATIVES, INC.
                            STATEMENTS OF OPERATIONS

                                         January 29, 2002
                                         (inception) to     Year Ended
                                           December 31,     December 31,         Nine months ended September 30,
                                          -----------------------------       -----------------------------
                                              2002             2003               2003              2004
                                          -----------       -----------       -----------       -----------
                                                                              (unaudited)       (unaudited)
Revenue:
  Product                                 $    26,784       $   187,008       $   176,739       $   178,916
  Service                                       9,480             5,201             5,201                --
                                          -----------       -----------       -----------       -----------
     Total revenue                             36,264           192,209           181,940           178,916
Cost of goods sold                             18,400           128,193           119,001            89,510
                                          -----------       -----------       -----------       -----------
Gross profit                                   17,864            64,016            62,939            89,406
                                          -----------       -----------       -----------       -----------
Operating expenses
 Selling, general and administrative          367,768           581,082           374,596           740,470
 Research and development                     126,208            19,665            10,627            52,390
 Business development                          39,944           149,527           110,686           111,142
                                          -----------       -----------       -----------       -----------
     Total operating expenses                 533,920           750,274           495,909           904,002
                                          -----------       -----------       -----------       -----------

Net loss                                  $  (516,056)      $  (686,258)      $  (432,970)      $  (814,596)
                                          ===========       ===========       ===========       ===========

Basic and diluted net loss per share      $      (.05)      $      (.07)      $      (.05)      $      (.09)
                                          ===========       ===========       ===========       ===========

Weighted average shares used
  in computing net loss per share           9,544,000         9,544,000         9,544,000         9,544,000
                                          ===========       ===========       ===========       ===========

                 See accompanying notes to financial statements.

                          TECHNOLOGY ALTERNATIVES, INC.
                            STATEMENTS OF CASH FLOWS

                                                    January 29, 2002
                                                     (inception) to  Year Ended
                                                      December 31,   December 31     Nine months ended September 30
                                                      ---------------------------     ---------------------------
                                                         2002            2003            2003             2004
                                                      -----------     -----------     -----------     -----------
                                                                                      (unaudited)      (unaudited)
Cash flows from operating activities:
 Net loss                                             $  (516,056)    $  (686,258)    $  (432,970)    $  (814,596)
  Adjustments to reconcile net loss to net cash
   used  by operating activities:
    Depreciation expense                                    5,052           6,081              --          11,638
    Non-cash license agreement expense                         --              --              --         100,000
    Changes in operating assets and liabilities:
     Accounts receivable                                       --         (10,125)       (120,100)        (80,033)
     Prepaid expenses and other current assets            (10,901)          9,371           1,530
     Accounts payable                                      37,911          50,692         299,703          38,720
     Accrued legal fees                                        --              --              --         211,953
     Accrued liabilities                                       --          21,591           6,043          21,483
                                                      -----------     -----------     -----------     -----------
      Net cash used by operating activities              (483,994)       (608,648)       (247,324)       (509,305)
                                                      -----------     -----------     -----------     -----------
Cash flows from investing activities:
  Purchase of equipment                                   (21,186)        (15,334)         (2,839)        (22,792)
  Disposal of auto                                             --           8,400              --              --
                                                      -----------     -----------     -----------     -----------
      Net cash used by investing activities               (21,186)         (6,934)         (2,839)        (22,792)
                                                      -----------     -----------     -----------     -----------
Cash flows from financing activities:
  Proceeds from sale of common stock                        1,000              --              --              --
  Excess of checks issued over bank balance                 1,380          11,756           3,215          41,050
  Advances payable to affiliate of shareholder            361,000         193,518         246,948              --
  Advances from officer                                        --         103,749              --         214,850
  Amounts payable to affiliate of shareholder             141,800         306,559              --         149,547
  Advances from TechAlt                                        --              --              --         126,650
                                                      -----------     -----------     -----------     -----------
    Net cash provided by financing activities             505,180         615,582         250,163         532,097
                                                      -----------     -----------     -----------     -----------
Net increase in cash and cash equivalents                      --              --              --              --
Cash and cash equivalents, beginning of period                 --              --              --              --
                                                      -----------     -----------     -----------     -----------
Cash and cash equivalents, end of period              $        --     $        --     $        --     $        --
                                                      ===========     ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:
  Cash paid for interest                              $        --     $        --     $        --     $        --
                                                      ===========     ===========     ===========     ===========
  Non-cash investing and financing activities
    Payable pursuant to License Agreement             $        --     $        --     $        --     $       100
                                                      ===========     ===========     ===========     ===========

                 See accompanying notes to financial statements.

                          TECHNOLOGY ALTERNATIVES, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
             FROM JANUARY 29, 2002 (INCEPTION) TO DECEMBER 31, 2002,
                        YEAR ENDED DECEMBER 31, 2003 AND
                NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                                         Common Stock
                                                -----------------------------       Additional        Accumulated
                                                   Shares            Amount       Paid in Capital        Deficit           Total
                                                -----------       -----------       -----------       -----------       -----------
Balance at January 29, 2002 (inception)
  Issuance of common stock to founders
    for cash                                      9,544,000       $     9,544       $    (8,544)               --       $     1,000
  Net loss                                                                                            $  (516,056)         (516,056)
                                                -----------       -----------       -----------       -----------       -----------
Balance at December 31, 2002                      9,544,000             9,544            (8,544)         (516,056)         (515,056)
  Net loss                                                                                               (686,258)         (686,258)
                                                -----------       -----------       -----------       -----------       -----------
Balance at December 31, 2003                      9,544,000             9,544            (8,544)       (1,202,314)       (1,201,314)
  Net loss for the period January 1, 2004
    through September 30, 2004 (unaudited)                                                               (814,596)         (814,596)
                                                -----------       -----------       -----------       -----------       -----------
Balance at September 30, 2004 (unaudited)         9,544,000       $     9,544       $    (8,544)      $(2,016,910)      $(2,015,910)
                                                ===========       ===========       ===========       ===========       ===========

                 See accompanying notes to financial statements.

                          TECHNOLOGY ALTERNATIVES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                December 31, 2003 and 2002 and September 30, 2004
                                   (unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION - Technology Alternatives, Inc. (the "TAI" or the "Company") was organized under the laws of the State of Illinois on January 29, 2002, and is owned 55% and 45% by the Company's two founders. The Company has not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

BASIS OF PRESENTATION AND GOING CONCERN - The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred losses since its inception, and has current liabilities in excess of current assets. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management's plans are discussed in See Note 9 - Subsequent events regarding, among other things, the December 15, 2004 merger of TAI with TechAlt, Inc. ("TechAlt"), fund-raising activities of TechAlt prior to and subsequent to the merger, and other transactions and related agreements. Management believes the items discussed in Note 9 provide the Company the ability to continue as a going concern.

DESCRIPTION OF BUSINESS - The Company is engaged in the sale of portable wireless communications solutions to be used by emergency first responders for interagency interoperability, communication and collaboration used in Homeland security, emergency medical and disaster response. Sales of these products are generally made to an independent contractor hired by local, state or federal agencies.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE - Accounts receivable result from the sale of the Company's products and services and is reported at anticipated realizable value. The Company estimates its allowance for doubtful accounts based on a specific identification basis and additional allowances as needed based upon historical collections experience. Accounts receivable is considered past due if payment has not been received from the customer within thirty days and management reviews the customer accounts on a routine basis to determine if an account should be written off.

PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation is computed on a straight-line basis over estimated useful lives of assets, ranging from 3 to 5 years. Costs for repair and maintenance are expensed as incurred.

REVENUE RECOGNITION - The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered under the delivery terms or the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery terms are generally FOB shipping point, typically the Company's facility. The Company does not have transactions in which the amount of revenue is variable based on activities or events which occur after shipment. The Company reduces revenue for estimated customer returns and other allowances when reasonably known. Amounts billed in advance of revenue recognition are included in deferred revenue.

Revenue from hardware sales is recognized when the product is shipped to the customer and when there are no unfulfilled obligations that affect the customer's final acceptance. Revenue from sales of software licenses and software maintenance subscriptions are recognized on a straight-line basis over the subscription term.

SHIPPING AND HANDLING - Amounts billed to customers relating to shipping handling costs are included as an offset to related freight costs, which are included in costs of goods sold in the accompanying statements of operations.

RESEARCH AND DEVELOPMENT--Research and development costs, which are comprised primarily of compensation, consulting costs, supplies, materials and related costs, are expensed as incurred. The value of acquired in-process Research and Development is charged to expense on the date of acquisition if the acquired intellectual property has not attained "technological feasibility as of that date.

CONCENTRATION OF RISK - Two customers accounted for 74% and 26%, respectively, of the Company's sales in 2002 and another two customers accounted for 57% and 27%, respectively, of the Company's sales in 2003.

One supplier, an affiliate, accounted for 100% and 93% of the Company's cost of goods sold in 2002 and 2003, respectively. (See Note 2).

The Company's products are reliant upon the technology underlying the patent (see Note 2).

INCOME TAXES - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". SFAS 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax and any available operating loss or tax credits.

LOSS PER SHARE - The computation of basic loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period presented. Diluted net loss per share reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock. At December 31, 2003, there were no common stock equivalents outstanding.

USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include valuation of accounts receivable, valuation of intangible and income taxes. Actual results could differ from those estimates.

PRODUCT WARRANTIES - The Company has a limited warranty on certain products for a period of one year from the date of receipt of the product by the customer. The Company will, at its option, either repair or replace with new or used parts any of the products sold which prove to be defective.

                           TECHNOGY ALTERNATIVES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          December 31, 2003 and 2002 and September 30, 2004 (unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company's financial instruments consist of cash, accounts receivable, accounts payable, accounts and advances payable to related parties, and accrued liabilities and their carrying amounts approximate fair value due to their short maturities and recent occurrences.

UNAUDITED INTERIM FINANCIAL STATEMENTS - The accompanying balance sheet as of September 30, 2004, the statements of operations and the statements of cash flows for the nine months ended September 30, 2003 and 2004, and the statement of changes in stockholders' deficit for the nine months ended September 30, 2004, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the nine months ended September 30, 2003 and 2004. The financial data and other information disclosed in these notes to financial statements related to the nine months ended September 30, 2003 and 2004 are unaudited. The results for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004 or for any other interim period or for any future year.

RECENT ACCOUNTING PRONOUNCEMENTS - Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", SFAS No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9", SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123", SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", and SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", were recently issued. SFAS No. 146,147,148,149 and 150 had no applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the fiscal years ended December 31, 2002 and 2003, the Company received approximately $361,000 and $193,518, respectively, primarily for working capital purposes from Services By Designwise, Ltd. ("SBD"), a Company owned by the Company's 45% shareholder. Borrowings are due on demand, are unsecured and non-interest bearing. The balance at December 31, 2003 was $554,518.

Advances payable to the Company's President and 55% founding shareholder was $103,749 at December 31, 2003. These advances are due on demand, unsecured and non-interest bearing.

Purchases of equipment from SBD included in cost of goods sold in 2002 and 2003 totaled $18,400 and $119,086, respectively.

At December 31, 2003 the Company had accounts payable to its affiliate, SBD, of $448,359 primarily for equipment purchases and consulting fees (see below).

During 2002 and 2003 the Company  incurred  $123,400 and $294,400 of  consulting
fees  to  its   affiliate,   SBD.  The  amounts  are  included  in  general  and
administrative expenses on the accompanying financial statements.

In April 2003, the Company's 55% shareholder contributed to the Company certain intellectual property, including a patent covering the method and apparatus for transporting data over a managed wireless network using unique communication protocol. The Company recorded the contributed property at the shareholder's basis in such assets, which amount was zero.

NOTE 3 - INCOME TAXES

There was no income tax during 2003 and 2002 due to the Company's net loss.

The Company's tax expense differs from the "expected" tax expense for the period ended December 31, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:

                                                   2002            2003
                                               -----------     -----------
Computed "expected" tax expense (benefit)      $  (180,620)    $  (941,844)
Non deductible expenses                              3,628         916,761
State income taxes                                 (25,803)        (34,313)
Change in valuation allowance                      202,794         270,720
                                               -----------     -----------
                                               $        --     $        --
                                               ===========     ===========

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2003 are as follows:

Deferred Tax Assets:
Non-deductible cost & expenses              $ 216,243
Net operating loss carryforwards              260,731
                                            ---------
                                              476,974
Deferred tax liabilities-fixed assets          (3,460)
                                            ---------
                                              473,514
Deferred tax asset valuation allowance       (473,514)
                                            ---------
Net deferred tax asset                      $      --

In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that, some portion or all of the deferred tax assets will be realized. The valuation allowance has been increased by $202,794 for the period February 20, 2003 (Inception of development stage) through December 31, 2002 and $270,732 for the year ended December 31, 2003 as a result of increased net operating losses. Net operating loss carry-forwards aggregate approximately $651,827 and expire in years through 2022.

                           TECHNOGY ALTERNATIVES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          December 31, 2003 and 2002 and September 30, 2004 (unaudited)

NOTE 4 - EQUIPMENT

Equipment is comprised of the following:

                                         December 31, 2003   September 30, 2004
                                                                 (unaudited)
      Computer equipment and software      $    13,748          $    17,719
      Demonstration equipment                    7,972                7,972
      Office furniture and equipment                --               18,820
      Vehicle                                    6,400                6,400
                                           -----------          -----------
                                                28,120               50,911
            Accumulated depreciation           (11,133)             (22,771)
                                           -----------          -----------

            Equipment, net                 $    16,987          $    28,140
                                           ===========          ===========

Substantially all of the Company's equipment is pledged as collateral for borrowing and other obligation agreements. Depreciation expense was $6,081 for the year ended December 31, 2003 and $5,052 for the period January 29, 2002(inception) to December 31, 2002.

NOTE 5 - OPERATING LEASE

The Company leases its office and manufacturing facilities pursuant to terms of a lease agreement. Prior to May 2003, the Company leased the facilities pursuant to a series of short-term lease agreements. Rent expense for the fiscal year ended December 31, 2002 approximated $28,000 and is included in selling, general and administrative expense. Commencing in May 2003, the Company entered into a three year lease, requiring monthly rents of approximately $6,700 at the beginning of the lease and increasing to approximately $7,100 during the last year of the lease. Rent expense for the fiscal year ended December 31, 2003 approximated $69,000 and is included in selling, general and administrative expense. Future minimum lease obligations pursuant to the lease approximate $82,000, $84,000 and $28,000 during 2004, 2005 and 2006, respectively. In
September 2004, the Company assigned it's rights and obligations relating to the lease to TechAlt, Inc. See Note 9 - Subsequent events regarding, among other things, the Company's merger with TechAlt, Inc.

NOTE 6 - ROYALTY AGREEMENT

The Company is party to a royalty agreement that requires royalty payment to a patent holder of the technology related to mounting certain of the Company's products in the trunk of a motor vehicle. The agreement provides for a royalty of 5% of the net sales price, as defined, of every mobile video recording system covered by the patent and minimum payment on every system in the amount of $150. Amounts paid pursuant to this Royalty Agreement were approximately $1,000 and $5,000 for the fiscal years ended December 31, 2002 and 2003, respectively and an acquisition cost of approximately $18,000 in 2002 to allow an assignment for the prior licensee. The acquisition cost was expensed in 2002. See Note 9 for subsequent consulting and purchase commitments.

NOTE 7 - LICENSE AGREEMENT

On August 20, 2004, the TechAlt and its then majority (55%) shareholder and sole member of its board of directors (the "Warranting Shareholder") entered into an Intellectual Property License Agreement with TAI, which agreement (the "License Agreement") was consummated on August 24, 2004 ("Closing"). Pursuant to the License Agreement, in exchange for the issuance of 10,044,000 shares of TechAlt common stock, TechAlt licensed certain intellectual property owned by TAI. The initial term of the License was 6 months, which 6 month term was automatically extended for additional 6 month terms until terminated by mutual agreement of TechAlt and TAI. Pursuant to terms of the License Agreement, TechAlt is to receive $100,000 from TAI to satisfy certain liabilities and 27,219,000 shares of TechAlt common stock were cancelled. The $100,000 amount due by TAI to TechAlt has been recorded as selling, general and administrative expense during the nine month period ended September 30, 2004. Subsequent to August 20, 2004 through September 30, 2004, TechAlt paid certain TAI liabilities of approximately $124,000. These payments have been recorded as contributed capital in the additional paid-in capital account in the financial statements for the nine months ended September 30, 2004. As further described in Note 9 - Subsequent events, in December 2004, the License Agreement was rescinded, which rescission included rescinding the 10,044,000 shares of TechAlt common stock issued pursuant to the License Agreement.

NOTE 8 - STOCKHOLDERS' DEFICIT

At inception, the Company issued 9,544,000 common shares to its two founders for $1,000 cash.

As a result of the recapitalization discussed in Note 9, all share and per share data in the accompanying financial statements has been retroactively restated for all periods presented.

                           TECHNOGY ALTERNATIVES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          December 31, 2003 and 2002 and September 30, 2004 (unaudited)

NOTE 9 - SUBSEQUENT EVENTS

On  December  15,  2004,  TechAlt  paid  $650,000 to the former 45% owner of TAI
("Masanek"), which such payment then provided that certain documents and agreements became effective pursuant to terms of an Escrow Agreement entered into on November 20, 2004 between TechAlt, TAI, Masanek and the former 55% owner of TAI ("Solomon"), and their respective attorneys. Material terms of the agreements and transactions occurring subsequent to these payments are as follows:

AGREEMENT AND PLAN OF MERGER- Pursuant to the Merger Agreement, all of the shares of common stock of TAI (all of which were owned by Solomon and Masanek) were exchanged for 9,544,000 shares of common stock of TechAlt. TechAlt Acquisitions, Inc., a wholly-owned subsidiary of TechAlt, was merged with and into TAI, with TAI becoming a wholly-owned subsidiary of TechAlt (the "Merger"). Additionally, pursuant to terms of the Merger Agreement, TechAlt issued 400,000 shares of its common stock to an investment advisor as consideration for business development services provided and 100,000 shares of its common stock as consideration for $50,000 cash. Upon consummation of the Merger, Solomon and Masanek together own approximately 83% of the common stock of the merged entity and the shareholders of TechAlt prior to the License Agreement and name change from Dendo Global Corp. own approximately 17%. The transaction, in which TechAlt Acquisitions, Inc. was merged with and into TAI, is accounted for as a recapitalization of TAI and combination of entities under common control and the Company is deemed to have issued approximately 1,956,000 common shares to the shareholders of TechAlt, Inc.. Inasmuch as the former TAI shareholders own a majority of TechAlt common stock after the merger, TAI is considered to be the acquiring corporation for accounting purposes, and the predecessor entity to TechAlt for purposes of financial reporting. The financial statements after the transaction consist of the balance sheet of TAI and TechAlt, the operations of TechAlt from the license date and the historical operations of TAI.

SETTLEMENT AGREEMENT - Pursuant to terms of the Settlement Agreement between the TechAlt and Masanek, among other things, (i) the License Agreement entered into between TechAlt and TAI in August 2004 was rescinded, which rescission included rescinding the 10,044,000 shares of TechAlt common stock issued pursuant to the License agreement, (ii) TechAlt paid Masanek $650,000 cash, (iii) TechAlt and Masanek entered into Sales, Consulting, Registration Rights, Right of First Refusal and Escrow Agreements, (iv) the TechAlt issued a Convertible Promissory Note for $1,150,000 to Services by Designwise, Ltd. ("SBD"), a company owned by Masanek, payable $650,000 one year from issuance and the remainder two years from issuance subject to acceleration, as defined, based on capital raises, with interest at 5%, and convertible into shares of TechAlt common stock on the basis of $1.00 per share, and secured by substantially all assets of TechAlt. There is no beneficial conversion since the conversion price exceeds the stock trading price, (v) TechAlt issued warrants to Masanek for the right to purchase for a period of five years 750,000 shares of TechAlt common stock for $1.00 per share with a cashless exercise provision. The Company recorded a debt discount of $293,700 for the valuation of the 750,000 warrants (computed using a Black-Scholes model with an interest rate of 3.48%, volatility of 123%, zero dividends and expected term of 5 years)., (vi) TechAlt received from SBD the assignment of all right, title and interests in certain intellectual property and inventory of SBD relating to In-Car Based Communications, Data Capture and Video Systems, (vii) TechAlt paid $140,000 for the attorneys fees of Masanek, and (viii) settlement of certain claims made by Masanek against TechAlt and others in a lawsuit filed in the Circuit Court of Cook County, Illinois, (ix) beginning December 15, 2004, a 3 year sales agreement with a commitment for the Company to purchase from SBD $1,250,000 of equipment inventory per year plus pay 6.25% to 6.75% royalties on certain third party supplied goods, (x) a consulting agreement for which the Company will pay $25,000 for the first four months and $6,250 per month for the next 32 months plus other benefits.

RAISING ADDITIONAL FINANCING - Among other conditions satisfied with respect to consummation of the Merger, was that TechAlt received cash of not less than $1,500,000 from issuances of securities through the exercise of Additional Investment Rights issued to certain investors in August 2004 pursuant to the terms of its recent Series A Preferred stock and Warrant financing. Subsequent to September 30, 2004 and through January 17, 2005, TechAlt received cash of approximately $2,750,000 net of offering costs of $50,000 paid from the sale of 2,800,000 shares of Series A Preferred stock and warrants to purchase 5,600,000 shares of TechAlt common stock for $1.00 per share. Additional offering costs of approximately $250,000 are expected to be paid from these proceeds.

                          TECHNOLOGY ALTERNATIVES, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
          December 31, 2003 and 2002 and September 30, 2004 (unaudited)

NOTE 8 - SUBSEQUENT EVENTS (continued)

CONTRACT TO SUPPLY EQUIPMENT TO COOK COUNTY - In July 2004, the Company was awarded a contract to supply certain equipment, software and services to a contractor doing business with Cook County Commissioners Office. The Commission approved a plan to implement a county-wide wireless communications system. A grant of approximately $13 million from the Urban Area Security Initiative of the Department of Homeland Security has been accepted to fund the project. An additional grant of approximately $17 million has also been approved for the second phase of the project. The contract is anticipated to result in future Company revenues of approximately $9 million.

AGREEMENT WITH IBM - In October 2004, the Company entered into a Statement of Work ("SOW") with International Business Machines Corporation ("IBM") for the Phase 1 Implementation of the Company's wireless communications product line in connection with Cook County's mobile wireless video and data network project. The SOW serves as the Company's official notice and authorization to begin implementation of and billing for the project. Pursuant to terms of the SOW, the Company will be providing hardware and software, and maintenance services through 2009, under Phase 1 for which it is to receive payments of approximately $2.9 million. In Phase 1 of the project, 15 radio towers and 32 municipal and county buildings will be configured as wireless hotspots. The Company's multi-network capable communications modules will be used to transmit video and data to police, fire, and emergency services vehicles. This live streaming video will help first responders orchestrate a coordinated response to emergencies. The wireless network will provide first responders in remote locations with information already shared on the county's wired network. Police, fire and emergency services personnel will have real-time access to law enforcement databases, GIS information, hazmat information and other data on the Cook County network.

REGISTRATION STATEMENT ON FORM SB-2 - TechAlt is in the process of filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission regarding the registration of approximately 34 million shares of the Company's common stock to be sold by certain TechAlt stockholders. The selling stockholders will offer the common stock in amounts, at prices and on terms to be determined at the time of the offering. TechAlt will not receive any proceeds from the sales of the common stock by the selling stockholders. Shares of the TechAlt common stock are not currently quoted on any exchange or the over-the-counter bulletin board market. TechAlt has applied for trading of its common stock on the over-the-counter bulletin board.

CONVERTIBLE DEBENTURE AND CONVERSION
On June 25, 2004 the Company entered into a 10% Secured Cumulative Convertible Debenture in the amount of $100,000. The Company is not required to make any payments prior to either the maturity date which is June 25, 2005 or a merger/acquisition transaction involving the Company. The debenture is secured by US Patent No. 6,587,441 which the Company holds. On December 30, 2004 a conversion agreement was executed converting the principal amount into 100,000 shares of TechAlt's Series A Convertible Preferred Stock and Warrants to purchase 200,000 shares of common stock on the terms and conditions of the offering.

RELATED PARTY TRANSACTIONS - At September 30, 2004 advances payable to the Company's President and 55% founding shareholder was $253,295 (unaudited).

At September 30, 2004 the Company had accounts payable to its affiliate, SBD, of $651,711 (unaudited) and $226,650 (unaudited) to TechAlt, Inc.

(b)  Pro Forma Financial Information

                                 TechAlt, Inc.
                         Pro Forma Financial Information
                                   (Unaudited)

The accompanying unaudited pro forma consolidated financial information has been prepared to give effect to the merger of Technology Alternatives, Inc. ("TAI") with TechAlt, Inc. ("TechAlt" or the "Company"), which occurred December 15, 2004, pursuant to terms of an Agreement and Plan of Merger ("Merger Agreement") and related agreements and transactions, as described below.

The pro forma information included herein has been prepared in accordance with guidelines established by regulations promulgated by the Securities and Exchange Commission and should be read in conjunction with the financial statements of the Company and TAI and managements' discussion and analysis of operations and financial condition included elsewhere in this Registration Statement. Pro forma information is presented based upon historical information and, accordingly, is not necessarily indicative of future financial positions or results of operations.

               The Merger and related agreements and transactions

On December 15, 2004, TechAlt paid $650,000 to the former 45% owner of TAI ("Masanek"), which such payment then provided that certain documents and agreements became effective pursuant to terms of an Escrow Agreement entered into on November 20, 2004 between TechAlt, TAI, Masanek, Services By Designwise, Ltd., an Illinois corporation controlled by Masanek ("SBD") and the former 55% owner of TAI ("Solomon"), and their respective attorneys. Material terms of the agreements and transactions occurring subsequent to these payments are as follows:

AGREEMENT AND PLAN OF MERGER- Pursuant to the Merger Agreement, all of the shares of common stock of TAI (all of which were owned by Solomon and Masanek) were exchanged for 9,544,000 shares of common stock of TechAlt. TechAlt Acquisitions, Inc., a wholly-owned subsidiary of TechAlt, was merged with and into TAI, with TAI becoming a wholly-owned subsidiary of TechAlt (the "Merger"). Additionally, pursuant to terms of the Merger Agreement, TechAlt issued 400,000 shares of its common stock to an investment advisor company as consideration for business development services provided and 100,000 shares of its common stock as consideration for a $50,000 cash investment. Upon consummation of the Merger, Solomon and Masanek together own approximately 83% of the issued and outstanding common stock of TechAlt and the shareholders of TechAlt prior to the License Agreement and name change from Dendo Global Corp. own approximately 17%. The transaction, in which TechAlt Acquisitions, Inc. was merged with and into TAI, is accounted for as a recapitalization of TAI and combination of entities under common control and the Company is deemed to have issued approximately 1,956,000 common shares to the shareholders of TechAlt, Inc. Inasmuch as the former TAI shareholders own a majority of TechAlt common stock after the merger, TAI is considered to be the acquiring corporation for accounting purposes, and the predecessor entity to TechAlt for purposes of financial reporting. The financial statements after the transaction consist of the balance sheet of TAI and TechAlt, the operations of TechAlt from the license date and the historical operations of TAI.

SETTLEMENT AGREEMENT - Pursuant to terms of the Settlement Agreement between TechAlt and Masanek, among other things, (i) TAI and TechAlt agreed to rescind their License Agreement, which rescission included rescinding, ab initio, the 10,044,000 shares of TechAlt common stock issued pursuant to the License agreement, (ii) TechAlt paid Masanek $650,000 cash, (iii) TechAlt and Masanek entered into Sales, Consulting, Registration Rights, Right of First Refusal and Escrow Agreements, (iv) the TechAlt issued a Convertible Promissory Note for $1,150,000 to SBD, a company owned by Masanek, payable $650,000 one year from issuance and the remainder two years from issuance subject to acceleration, as defined, based on capital raises, with interest at 5%, and convertible into shares of TechAlt common stock on the basis of $1.00 per share, and secured by substantially all assets of TechAlt. There is no beneficial conversion since the conversion price exceeds the stock trading price, (v) TechAlt issued warrants to Masanek for the right to purchase for a period of five years 750,000 shares of TechAlt common stock for $1.00 per share with a cashless exercise provision. The Company recorded a debt discount of $293,700 for the valuation of the 750,000 warrants (computed using a Black-Scholes model with an interest rate of 3.48%, volatility of 123%, zero dividends and expected term of 5 years), (vi) TechAlt received from SBD the assignment of all rights, title and interests in certain intellectual property and inventory of SBD relating to In-Car Based Communications, Data Capture and Video Systems, (vii) TechAlt paid $140,000 for the attorneys fees of Masanek, and (viii) settlement of certain claims made by Masanek against TechAlt and others in a lawsuit filed in the Circuit Court of Cook County, Illinois, (ix) beginning December 15, 2004, a 3 year sales agreement with a commitment for the Company to purchase from SBD $1,250,000 of equipment inventory per year plus pay 6.25% to 6.75% royalties on certain third party supplied goods, (x) a consulting agreement for which the Company will pay $25,000 for the first four months and $6,250 per month for the next 32 months plus other benefits.

RAISING ADDITIONAL FINANCING - Among other conditions satisfied with respect to consummation of the Merger, was that TechAlt received cash of not less than $1,500,000 from issuances of securities through the exercise of Additional Investment Rights issued to certain investors in August 2004 pursuant to the terms of its recent Series A Preferred stock and Warrant financing. Subsequent to September 30, 2004 and through January 17, 2005, TechAlt received cash of approximately $2,750,000 from the sale of 2,800,000 shares of Series A Preferred stock and warrants to purchase 5,600,000 shares of TechAlt common stock for $1.00 per share.

                         Pro forma financial statements

The accompanying pro forma condensed consolidated balance sheet is presented as of September 30, 2004, the date of TechAlt and TAI's third fiscal quarter, and gives pro forma effect to the Merger and related agreements and transactions, and raising additional financing proceeds of $790,000, as if they had occurred on that date.

The accompanying pro forma condensed consolidated statements of operations are presented for the year ended December 31, 2003 and nine-months ended September 30, 2004. The pro forma statements of operations include the results of TechAlt and TAI for the respective periods presented and give effect to the Merger and related agreements and transactions as it they had occurred at the beginning of the respective periods.

                          TechAlt, Inc. and subsidiary
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               September 30, 2004
                             (dollars in thousands)

                                                               (a)            (b)            (c)            (d)             (e)

                                                                                          Techalt         Techalt         Techalt
                                                                                         Additional     Payments to     Stock issued
                                                             Techalt           TAI        financing       Masanek       with Merger
                                                           ------------   ------------   ------------   ------------    ------------
Current assets
  Cash and cash equivalents                                $      1,139              $        790,000   $   (790,000)
  Accounts receivables
  Inventories
                                                           ------------   ------------   ------------   ------------    ------------
            Total current assets                                  1,139         90,159        790,000       (790,000)
Equipment, net of accumulated depreciation                                      28,140
Intangible assets                                                                   --

Deposit                                                          20,190             --
                                                           ------------   ------------   ------------   ------------    ------------

                      Total                                $     21,329   $    118,299   $    790,000   $   (790,000)
                                                           ============   ============   ============   ============    ============

Current liabilities
  Excess of checks issued over bank balance                $      8,100   $     54,186
  Accounts payable and accrued liabilities                 $     41,620        181,896
  Payable to Techalt                                                           226,650
  Amounts payable to related parties                                         1,206,229                  $   (650,000)
  Compensation and other payable to majority shareholder   $    172,590        253,295
  Accrued professional fees                                     101,000        211,953
  Current portion of note payable to shareholder
  Accrued preferred stock dividends                               2,534
                                                           ------------   ------------   ------------   ------------    ------------
            Total current liabilities                           325,844      2,134,209
Note payable to shareholder, net of current portion
                                                           ------------   ------------   ------------   ------------    ------------
            Total liabilities                                   325,844      2,134,209                      (650,000)
                                                           ------------   ------------   ------------   ------------    ------------

Stockholders' Deficit
  Series A Convertible Preferred stock                          460,500                       790,000
  Common stock and additional paid-in capital                   261,170          1,000                                  $    200,000
  Receivable from TAI                                          (100,000)
  Deficit accumulated during the development stage             (926,185)    (2,016,910)                     (140,000)       (200,000
                                                           ------------   ------------   ------------   ------------    ------------
     Total stockholders' deficit                               (304,515)    (2,015,910)       790,000       (140,000)             --
                                                           ------------   ------------   ------------   ------------    ------------

                      Total                                $     21,329   $    118,299   $    790,000   $   (790,000)   $         --
                                                           ============   ============   ============   ============    ============

                                                               (f)           (g)            (h)

                                                              Techalt
                                                               note
                                                            payable to
                                                             SBD & SBD
                                                           Intellectual
                                                           Property and                  Merger and
                                                           other assets      Techalt    Rescission of
                                                           acquired by      Warrants      Agreement    Consolidated
                                                              Techalt      to Masanek      License       Pro forma
                                                           ------------   ------------   ------------   ------------
Current assets
  Cash and cash equivalents                                                                             $      1,139
  Accounts receivables                                                    $     90,159                        90,159
  Inventories                                              $    210,000                                      210,000
                                                           ------------   ------------   ------------   ------------
            Total current assets                                210,000                                      301,298
Equipment, net of accumulated depreciation                                                                    28,140
Intangible assets                                               386,000                                      386,000

Deposit                                                                                                       20,190
                                                           ------------   ------------   ------------   ------------

                      Total                                $    596,000                                 $    735,628
                                                           ============   ============   ============   ============

Current liabilities
  Excess of checks issued over bank balance                                                             $     62,286
  Accounts payable and accrued liabilities                                                                   223,516
  Payable to Techalt                                                                     $   (100,000)       126,650
  Amounts payable to related parties                                                                         556,229
  Compensation and other payable to majority shareholder                                                     425,885
  Accrued professional fees                                                                                  312,953
  Current portion of note payable to shareholder           $    650,000                                      650,000
  Accrued preferred stock dividends                                                                            2,534
                                                           ------------   ------------   ------------   ------------
            Total current liabilities                          (650,000)       650,000       (100,000)     2,360,053
Note payable to shareholder, net of current portion             500,000                                      500,000
                                                           ------------   ------------   ------------   ------------
            Total liabilities                                 1,150,000                      (100,000)     2,860,053
                                                           ------------   ------------   ------------   ------------

Stockholders' Deficit
  Series A Convertible Preferred stock                                                                     1,250,500
  Common stock and additional paid-in capital                             $    293,700                       755,870
  Receivable from TAI                                                                         100,000             --
  Deficit accumulated during the development stage             (554,000)      (293,700)                   (4,130,795)
                                                           ------------   ------------   ------------   ------------
     Total stockholders' deficit                               (554,000)            --        100,000     (2,124,425)
                                                           ------------   ------------   ------------   ------------

                      Total                                $    596,000   $         --   $         --   $    735,628
                                                           ============   ============   ============   ============

Notes regarding amounts presented in pro forma condensed consolidated balance sheet:

(a) - Amounts represent balances in the Techalt September 30, 2004 unaudited balance sheet as presented in this Registration Statement.

(b)   -  Amounts  represent  balances  in  the  Technology  Alternatives,   Inc.
      September  30,  2004   unaudited   balance  sheet  as  presented  in  this
      Registration Statement.

(c) - Amounts represent the receipt of cash of $790,000 from the sales of 790,000 shares of Series A Preferred Stock and warrants to purchase 1,580,000 shares of common stock at an exercise price of $1.00 per share. The entire purchase price has been allocated to the Series A Preferred
      Stock, inasmuch as the estimated fair value of warrants has been determined to be negligible.

(d) - Amounts represent the amount of cash payments made to Masanek of $650,000 and attorneys of $140,000. The $650,000 is recorded as repayment for TAI amounts due SBD at September 30, 2004 of $656,000. and the $140,000 recorded as legal expense.

(e) - The issuance of 400,000 shares of Company common stock to an investment advisor company as consideration for services provided has been recorded as an increase in accumulated deficit relating to recording business development expense and as an increase in common stock and additional paid-in capital in the amount of $200,000, estimated utilizing a per share price of $0.50 , the Series A Preferred Stock conversion price equivalent.

(f) - Amounts represent the face amount of the convertible promissory notes. The settlement payment of $1,150,000 has been recorded (i) as inventories in the amount of $210, 000, the estimated fair value determined as sales price of inventories acquired, reduced by estimated costs of disposal,
      (ii) as settlement expense of $554,000, determined as the amount of amounts contributed to TAI by Masanek, and (iii) $386,000 as intangibile assets, the estimated fair value of Intellectual Properties acquired by TAI from SBD.

(g) - Warrants issued to purchase 750,000 shares of common stock at an exercise price of $1.00 per share were determined by Company management to have an estimated fair value of approximately $293,700, utiltilizing. the Black-Scholes valuation model with assumptions of an option life of 5 years, a market price of $0.50 per share, 123% volatility and 3.48% risk-free interest rate. The value of options issued has been determined by Company management to represent settlement expense.

(h) - The merger is accounted for utilizing the purchase method and inasmuch as the former TAI shareholders own a majority of the Techalt common stock after the merger, TAI is considered to be the acquiring corporation for purposes of purchase accounting. Inasmuch as both Techalt and TAI were both owned more than 50% at December 15, 2004, the merger date, the business combination has been accounted for as a combination of entities under common control, and accordingly, the recorded value of assets and liabilities are not adjusted. The $100,000 payable by TAI to Techalt is in effect cancelled upon merger.

                                  TechAlt, Inc.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                          Year ended December 31, 2003
                      (in thousands, except per share data)

                                                   (a)          (b)          (c)            (d)           (e)
                                               -----------  -----------  -----------    -----------    -----------    -----------
                                                                          preferred
                                                                         dividends
                                                                        on Additional   interest on  amortization of Consolidated
                                                Techalt        TAI        Financing    notes payable   IP acquired     Pro forma
                                               -----------  -----------  -----------    -----------    -----------    -----------
Revenue                                        $        --  $   192,209                                               $   192,209
Cost of goods sold                                      --      128,193                                                   128,193
                                               -----------  -----------  -----------    -----------    -----------    -----------
Gross profit                                            --       64,016           --             --             --         64,016
                                               -----------  -----------  -----------    -----------    -----------    -----------
Operating expenses
  General and administrative                         6,926      581,082                                                   588,008
  Compensation agreement expense                        --           --                                                        --
  Business development expenses                         --      149,527                                                   149,527
  Research and development                              --       19,665                                     77,200         96,865
                                               -----------  -----------  -----------    -----------    -----------    -----------
     Total operating expenses                        6,926      750,274           --             --         77,200        834,400
                                               -----------  -----------  -----------    -----------    -----------    -----------

Loss  from operations before interest               (6,926)    (686,258)          --             --        (77,200)      (770,384)
Interest expense                                      (768)                                     (57)                         (825)
                                               -----------  -----------  -----------    -----------    -----------    -----------

Net loss                                            (7,694)    (686,258)          --            (57)       (77,200)      (771,209)
Preferred stock dividends                               --          (40)                                                      (40)
                                               -----------  -----------  -----------    -----------    -----------    -----------

Net loss attributable to common shareholders   $    (7,694) $  (686,258) $       (40)   $       (57)   $   (77,200)   $  (771,249)
                                               ===========  ===========  ===========    ===========    ===========    ===========

Basic and diluted net loss attributable to common shareholders per share                                                   #DIV/0!
                                                                                                                      ===========

Weighted average shares used in computing loss per share
                                                                                                                      ===========

Notes regarding amounts presented in pro forma condensed consolidated statement of operations:

(a) - Amounts represent balances in the Techalt December 31, 2003 statement of operations as presented in this Registration Statement.

(b) - Amounts represent balances in the Technology Alternatives, Inc. December 31, 2003 statement of operating results as presented in this Registration Statement.

(c) - Amounts represent the 5% dividends payable on the additional 790,000 shares of Series A Preferred Stock issued in connection with the Merger and related agreements.

(d)   - Amounts represent the 5% interest payable on the $1,150,000  convertible
      promissory   note  issued  in  connection  with  the  Merger  and  related agreements.

(e)   - Amount represents amortization of acquired intangible assets.

                                  TechAlt, Inc.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      Nine months ended September 30, 2004
                      (in thousands, except per share data)



                                           (a)            (b)           (c)             (d)              (e)
                                       -----------    -----------    -----------    -----------       -----------     -----------
                                                                     Preferred
                                                                     dividends
                                                                    on Additional   interest on     amortization of  Consolidated
                                        Techalt           TAI         Financing    notes payable      IP acquired      Pro forma
                                       -----------    -----------    -----------    -----------       -----------     -----------
Revenue                                $        --    $   178,916                                                     $   178,916
Cost of goods sold                              --         89,510                                                          89,510
                                       -----------    -----------    -----------    -----------       -----------     -----------
Gross profit                                    --         89,406             --             --                --          89,406
                                       -----------    -----------    -----------    -----------       -----------     -----------
Operating expenses
  General and administrative               346,899        740,470                                                       1,087,369
  Compensation agreement expense           173,000                                                                        173,000
  Business development expenses             25,269         52,390                                                          77,659
  Research and development                 289,298        111,142                                          57,900         458,340
                                       -----------    -----------    -----------    -----------       -----------     -----------
     Total operating expenses              834,466        904,002             --             --            57,900       1,796,368
                                       -----------    -----------    -----------    -----------       -----------     -----------

Loss  from operations before interest     (834,466)      (814,596)            --             --           (57,900)     (1,706,962)
Interest expense                            (2,534)       (43,000)                                                        (45,534)
                                       -----------    -----------    -----------    -----------       -----------     -----------

Net loss                                  (837,000)      (814,596)            --        (43,000)          (57,900)     (1,752,496)
Preferred stock dividends                       --        (30,000)                                                        (30,000)
                                       -----------    -----------    -----------    -----------       -----------     -----------

Net loss attributable to common
  shareholders                         $  (837,000)   $  (814,596)   $   (30,000)   $   (43,000)      $   (57,900)    $(1,782,496)
                                       ===========    ===========    ===========    ===========       ===========     ===========
Basic and diluted net loss attributable to common shareholders per share                                                  #DIV/0!
                                                                                                                      ===========
Weighted average shares used in computing loss per share
                                                                                                                      ===========

Notes regarding amounts presented in pro forma condensed consolidated statement of operations:

(a) - Amounts represent balances in the Techalt September 30, 2004 unaudited statement of operations as presented in this Registration Statement.

(b)   -  Amounts  represent  balances  in  the  Technology  Alternatives,   Inc.
      September 30, 2004 unaudited statement of operating results as presented in this Registration Statement.

(c) - Amounts represent the 5% dividends payable on the additional 790,000 shares of Series A Preferred Stock issued in connection with the Merger and related agreements.

(d)   - Amounts represent the 5% interest payable on the $1,150,000  convertible
      promissory   note  issued  in  connection  with  the  Merger  and  related agreements.

(e)   - Amount represents amortization of acquired intangible assets.